Exhibit 99.1

[Missing Graphic Reference]

07-08
For further information:
John P. Barnett, Director of External Affairs
713-989-7556

John F. Walsh, Director of Investor Relations
212-659-3208

SOUTHERN UNION COMPANY’S
MISSOURI GAS ENERGY RECEIVES APPROVAL FOR
$27.2 MILLION RATE INCREASE

HOUSTON, March 22, 2007— Southern Union Company (NYSE: SUG) today announced that its Missouri Gas Energy (MGE) natural gas distribution company received approval from the Missouri Public Service Commission for a base rate increase of approximately $27.2 million in additional annual revenues. The new rates will go into effect March 30.

“This decision by the Missouri Public Service Commission will improve MGE’s earnings which, in turn, will create additional value for our shareholders,” said Eric D. Herschmann, senior executive vice president of Southern Union.

The revenue increase will allow the company to earn a fair return on its investments and recover increased expenses associated with operating, maintaining and enhancing its 8,000 mile distribution system as well as the cost of substantial capital expenditures MGE has made for safety projects, public improvement relocations and new construction. The new rate structure approved by the commission produces an improved rate design that should stabilize MGE’s revenues and reduce the impact of weather-related fluctuations on bills for MGE’s customers.

“We applaud the foresight of the Missouri Public Service Commission in granting our rate adjustment request, which will benefit the customers in MGE’s service area through our ability to continue to maintain and enhance our system,” said George Lindemann, chairman, president and CEO of Southern Union.

Missouri Gas Energy, headquartered in Kansas City, Mo., is a natural gas operating division of Southern Union Company. Missouri Gas Energy serves approximately 510,000 residential, commercial and industrial end-user customers in 34 counties throughout the state of Missouri. Visit www.missourigasenergy.com.

About Southern Union Company
    Southern Union Company, headquartered in Houston, is one of the nation’s leading diversified natural gas companies, engaged primarily in the transportation, storage, gathering, processing and distribution of natural gas. The company owns and operates one of the nation’s largest natural gas pipeline systems with approximately 20,000 miles of gathering and transportation pipelines and North America’s largest liquefied natural gas import terminal.
    Through Panhandle Energy, Southern Union’s interstate pipeline interests operate approximately 15,000 miles of interstate pipelines that transport natural gas from the Anadarko and San Juan basins, the Rockies, the Gulf of Mexico, Mobile Bay and South Texas to major markets in the Southeast, Midwest and Great Lakes region.
    Southern Union Gas Services, with approximately 4,800 miles of pipelines, is engaged in the gathering, transmission, treating, processing and redelivery of natural gas and natural gas liquids in Texas and New Mexico.
    Through its local distribution companies, Missouri Gas Energy and New England Gas Company, Southern Union also serves more than half a million natural gas end-user customers in Missouri and Massachusetts.
    For further information, visit www.sug.com.

Forward-Looking Information
This news release includes forward-looking statements. Although Southern Union believes that its expectations are based on reasonable assumptions, it can give no assurance that such assumptions will materialize. Important factors that could cause actual results to differ materially from those in the forward-looking statements herein are enumerated in Southern Union’s Forms 10-K and 10-Q as filed with the Securities and Exchange Commission. The company assumes no obligation to publicly update or revise any forward-looking statements made herein or any other forward-looking statements made by the company, whether as a result of new information, future events, or otherwise.
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